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                                                                      Exhibit 12
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                 ($ in millions)

                                                                                Twelve Months
                                                                                Ended June 30,
                                                                    --------------------------------------
                                                                        1998                     1997
                                                                    --------------           -------------
Consolidated Income (Loss) from Continuing Operations                  359.7                     372.5

Adjustments:
  Interest during construction                                          (2.6)                      1.6
  Distributed (Undistributed) equity income                              2.7                       1.8
  Fixed charges *                                                      181.8                     181.2
                                                                       -----                     -----
    Earnings Available                                                 541.6                     557.1
                                                                       -----                     -----

Fixed Charges:
  Interest on long-term and short-term debt                            146.8                     145.3
  Other interest                                                        15.8                      14.8
  Portion of rentals representing interest                              19.2                      21.1
                                                                       -----                     -----
Total Fixed Charges **, ***                                            181.8                     181.2
                                                                       -----                     -----

Ratio of Earnings to Fixed Charges                                      2.98                      3.07
                                                                       =====                     =====
                                                                                       Twelve Months
                                                                                      Ended December 31,
                                                       ------------------------------------------------------------------------
                                                          1997           1996            1995           1994            1993
                                                       ------------  ------------    ------------   -----------    ------------
Consolidated Income (Loss) from Continuing Operations    392.2           337.5          (643.0)          392.2           288.1

Adjustments:
  Interest during construction                            (3.0)           (1.1)          (20.2)              -               -
  Distributed (Undistributed) equity income                3.6             1.5            (7.9)           (0.9)           (0.1)
  Fixed charges *                                        182.0           184.6         1,061.3            33.7           120.0
                                                         -----           -----         -------           -----           -----
    Earnings Available                                   574.8           522.5           390.2           425.0           408.0
                                                         -----           -----         -------           -----           -----

Fixed Charges:
  Interest on long-term and short-term debt              145.6           150.8           987.2             0.7             3.1
  Other interest                                          15.4            13.5            53.6            14.1            98.4
  Portion of rentals representing interest                21.0            20.3            20.5            18.9            18.5
                                                         -----           -----         -------           -----           -----
Total Fixed Charges **, ***                              182.0           184.6         1,061.3            33.7           120.0
                                                         -----           -----         -------           -----           -----

Ratio of Earnings to Fixed Charges                        3.16            2.83         N/A (a)           12.61            3.40
                                                         =====           =====         =======           =====           =====

(a) To achieve a one-to-one coverage, the Corporation would need an additional $671.1 million of earnings for the twelve months ended December 31, 1995.

* Amounts for the twelve months ended December 31, 1993 through December 31, 1996 have been restated to conform to 1998 presentation.

** This amount excludes approximately $230 million and $210 million of interest expense not recorded for the twelve months ended December 31, 1994 and 1993. This amount includes interest expense of $982.9 million including the write-off of unamortized discounts on debentures recorded in 1995.

*** This amount excludes $8.6 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended December 31, 1994 and 1993.


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